Exhibit 10.3
AGREEMENT AND GENERAL RELEASE
This Agreement and General Release is made and entered into by and between Dana R. Snyder (hereinafter referred to as “Employee”) and Associated Materials Incorporated (hereinafter referred to as “Company”).
WITNESSETH:
WHEREAS, Employee was employed by Company on June 2, 2011 and his employment is terminated effective October 2, 2011;
WHEREAS, Employee and Company desire to settle fully and finally all differences between them, including, but in no way limited to, any differences that might arise out of Employee’s employment with Company;
NOW THEREFORE, in consideration of the mutual promises herein contained,
It is agreed as follows:
First: The Company will pay Employee severance pay in the amount of one thousand dollars ($1,000) per month until May 31, 2012.
Second: The Company will continue Employee’s coverage under the Company medical, and dental insurance program, as it may be amended and provided by law, through the period of severance pay, as provided in the First paragraph above. Upon termination of medical and dental coverage, the Employee will be offered COBRA coverage as provided by law.

Third: Employee agrees that he will continue to cooperate with the Company and will make himself available as his services are needed by the Company. As Employee’s services are needed by the Company the Employee will be reimbursed for his reasonable expenses.
Fourth: Employee understands and agrees that effective October 2, 2011, he is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company, unless specifically authorized.
Fifth: Employee agrees that in the course of his employment with the Company he has acquired certain confidential Company information. Employee understands and agrees that such Company information has been disclosed to Employee in confidence and for Company use only. Employee understands and agrees that he will keep such Company information confidential at all times during and after his employment with the Company. When Company information becomes generally available to the public other than by Employee’s acts or omissions, it is no longer subject to the restrictions in this paragraph. However, Company information shall not be deemed to come under this exception merely because it is embraced by more general information which is or becomes generally available to the public.
Sixth: It is agreed that the benefits contained in this Agreement and General Release which flow to Employee from Company are subject to termination, reduction or cancellation in the event that Employee takes any action or engages in any conduct in violation of this Agreement.

Seventh: Moreover, the provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.
Eighth: Employee agrees that he will make no disparaging or derogatory remarks or statements, oral or written, about the Company, employees of the Company or the Company’s business to any person.
Ninth: Employee understands and agrees that he fully understands his right to consult with his private attorney and to discuss all aspects of this Agreement with his private attorney, that to the extent, if any, that he desired, he has availed himself to this right, that he has carefully read and fully understands all of the provisions of this Agreement and General Release, and that he voluntarily entering this Agreement and General Release.
Tenth: As a material inducement to the Company to enter into this Agreement and General Release, except as provided in the Fourteenth Paragraph, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges Company and each of company’s owners, stockholders, predecessors, successors, assigns, agents, insurers, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through under or in concert with any of them (collectively “Releasees” individually and in their official capacities), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes or action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state or local laws prohibit age, race, sex, handicap, or rights or claims arising under the Age Discrimination in Employment Act (ADEA) or other forms of discrimination, claims growing out of any legal restrictions on Company’s rights to terminate its employees, workers’ compensation claims, (“Claim” or “Claims”), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold, against each of any of the Releases.
Eleventh: This Agreement and General Release shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to employee or any other person, or that Employee has any rights whatsoever against Company and Company specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself, its employees or its agents.
Twelfth: Employee agrees not to seek or accept any further benefit or consideration, including reinstatement, back pay, or attorney’s fees, or any additional money with respect to his employment or separation of his employment from the Company.
Thirteenth: Employee understands that he has twenty-one (21) days from the date of the Company’s final offer to consider the herein Agreement. The Employee and the Company agree that material or immaterial changes to the Company’s final offer do not restart the running of the twenty-one (21) day period and that if Employee executes this agreement prior to the expiration of such twenty-one (21) day period he has waived the balance of such twenty-one (21) day period.

This Agreement and General Release sets forth the entire agreement between the parties hereto concerning the subject matter hereof, and fully supersedes any prior arrangements or understandings between the parties hereto pertaining to the subject matter hereof.
The Employee states that he has been given a consideration period, as set forth in this paragraph, to consider this Agreement and understands that he has seven days following the execution of the Agreement to revoke said Agreement. Said revocation, if exercised, must be in writing and be received by the Company prior to the expiration of the seven-day period.

PLEASE READ CAREFULLY. THIS AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Associated Materials Incorporated

BY:	/s/ John F. Haumesser John F. Haumesser
Vice President, Human Resources

Date:	September 20, 2011

Signed and Accepted:	/s/ Dana R. Snyder

Dana R. Snyder

Date: September 22, 2011

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